Exhibit 10.25

REFORMATION INC.

STOCK OWNERSHIP GUIDELINES

(Adopted on [_____]; effective upon the effectiveness of the registration statement relating to Reformation Inc.’s initial public offering)

The board of directors (the “Board”) of Reformation Inc., a Delaware corporation (the “Company”), has adopted these Stock Ownership Guidelines (these “Guidelines”) to more closely align the interests of the Company’s directors and executive leadership team with the long-term interests of the stockholders of the Company.

These Guidelines are effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities (such date, the “Effective Date”)

A.	Applicability

These Guidelines apply to the Company’s directors, Chief Executive Officer and certain other members of the Company’s executive leadership team (collectively, the “Covered Persons”) for as long as they continue to serve as Chief Executive Officer or as a member of the Company’s executive leadership team, as the case may be.

B.	Stock Ownership Levels

1.	Non-Employee Directors

Each non-employee director shall own a number of shares of the Company’s common stock with a value equal to at least five (5) times the value of his or her annual retainer for service on the Board (not including any additional fees received for committee service, lead independent director service, or meeting attendance). Each director must satisfy his or her applicable ownership level by the later of (i) the fifth anniversary of the Effective Date or (ii) five (5) years after becoming a director.

2.	Chief Executive Officer

The Chief Executive Officer shall own a number of shares of the Company’s common stock with a value equal to at least ten (10) times his or her annual base salary. The Chief Executive Officer must satisfy his or her applicable ownership level by the later of (i) the fifth anniversary of the Effective Date or (ii) five (5) years after becoming the Company’s Chief Executive Officer.

3.	Executive Leadership Team

Members of the Company’s executive leadership team, which shall consist of all employees holding the title of “Chief” (other than the Chief Executive Officer), shall own a number of shares of the Company’s common stock with a value equal to at least five (5) times his or her annual base salary. Each member of the Company’s leadership team must satisfy his or her applicable ownership level by the later of (i) the fifth anniversary of the Effective Date or (ii) five (5) years after becoming a member of the Company’s executive leadership team.

4.	Compliance with Stock Ownership Levels

Compliance with these Guidelines will be measured based on (x) the Covered Person’s annual base salary on the Measurement Date (as defined below) and (y) the average of the closing price of the Company’s common stock for the 30 trading day period ending on the trading day immediately prior to the Measurement Date. “Measurement Date” shall mean the last day of the Company’s fiscal year.

5.	Requirement to Retain Net Shares Until Stock Ownership Level is Satisfied

Unless and until a Covered Person has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award. This requirement shall not apply with respect to any trading plans established under Rule 10b5-1 under the Securities Act of 1934, as amended, that were in effect (and not amended) prior to the Effective Date of these Guidelines.

C.	Shares Counted

The following securities count towards satisfaction of the stock ownership levels for Covered Persons:

•	shares of the Company’s common stock;

•	shares underlying vested and exercisable “in-the-money” stock options (with the value calculated based on the difference between the closing price of the Company’s common stock on the most recent Measurement Date and the exercise price of such stock options);

•	shares underlying vested or unvested restricted stock units; and

•	any other shares of the Company’s common stock in which the Covered Person holds a beneficial interest.

Shares of the Company’s common stock or equity awards that are pledged or otherwise encumbered will not count towards satisfaction of the stock ownership guidelines.

D.	Reminder Regarding Section 16 Short-Swing Profit Rules

Covered Persons are not required to purchase shares of the Company’s common stock to satisfy these Guidelines. However, Covered Persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), should remain mindful of the short-swing profit rules under Section 16 of the Exchange Act. Under those rules, any non-exempt purchase of the Company’s common stock by a director or executive officer may be matched against his or her sales of the Company’s common stock within six (6) months before or after that purchase, and will give rise to liability equal to the difference between the highest sale and lowest purchase price during the six-month period.

E.	Administration

These Guidelines shall be administered, interpreted, and construed by the Company’s General Counsel, who shall have the authority to implement and carry out these Guidelines in accordance with their terms and conditions, subject to oversight by the Compensation Committee of the Board. The Compensation Committee has the authority to amend these Guidelines or approve exceptions due to hardship or other personal circumstances that require such deviation or waiver.

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